Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-626-5226

RUSH ENTERPRISES, INC. ANNOUNCES SHAREHOLDER APPROVAL OF

INCREASE IN AUTHORIZED SHARES AND DECLARES 3-FOR-2 STOCK SPLIT

SAN ANTONIO, Texas, September 20, 2007 — Rush Enterprises, Inc. (NASDAQ:  RUSHA & RUSHB), which operates the largest network of heavy-duty and medium-duty truck dealerships in North America and a John Deere construction equipment dealership in Houston, Texas, announced that at today’s special meeting its shareholders approved an amendment to its Restated Articles of Incorporation that would increase Rush Enterprises, Inc.’s authorized number of shares of Class A common stock from 40 million to 60 million shares and Class B common stock from 10 million to 20 million shares.

Rush Enterprises, Inc. also announced today that its Board of Directors has declared a 3-for-2 stock split of the Company’s Class A common stock and the Company’s Class B common stock, to be effected in the form of a stock dividend.  The stock dividend is payable on October 10, 2007, to shareholders of record on October 1, 2007.  The stock dividend will represent a tax-free distribution to shareholders and will not change the proportionate interest a shareholder maintains in Rush Enterprises, Inc.  Upon distribution of the stock dividend, Rush Enterprises, Inc.’s outstanding Class A common stock will increase from approximately 17.3 million shares to approximately 26.0 million shares and its outstanding Class B common stock will increase from approximately 8.1 million shares to approximately 12.2 million shares.  For additional information regarding the stock split and related stock dividend, please visit the investor relations section of our website, http://investor.rushenterprises.com.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. operates the largest network of heavy-duty and medium-duty truck dealerships in North America and a John Deere construction equipment dealership in Houston, Texas. Its operations include a network of over 50 Rush Truck Centers located in Alabama, Arizona, California, Colorado, Florida, Georgia, New Mexico, Oklahoma, Tennessee and Texas. The Company has developed its Rush Truck Centers and its Rush Equipment Center as “one-stop centers” where, at one convenient location, its customers can purchase new or used trucks or construction equipment, purchase insurance products, purchase aftermarket parts and accessories and have service performed by certified technicians. For additional information on Rush Enterprises, Inc., please visit www.rushenterprises.com.

Forward-Looking Statements

This press release contains forward-looking statements. These statements are based on currently available information and assumptions and expectations that the company believes are reasonable. However, the company’s assumptions and expectations are subject to a wide range of business risks and changes in circumstances that are described in our reports that are filed from time to time with the Securities and Exchange Commission. The company has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.